Exhibit 23.1

KPMG Auditores Consultores Ltda. Av. Isidora Goyenechea 3520, Piso 2 Las Condes, Santiago, Chile	Teléfono +56 (2) 2798 1000 Fax +56 (2) 2798 1001 www.kpmg.cl

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Empresa Nacional de Electricidad S.A.:

We consent to the use of our report dated December 21, 2015, with respect to interim combined statement of financial position of Endesa Américas as of September 30, 2015, and the related combined interim statements of comprehensive income, changes in equity, and cash flows for the nine-month period ended September 30, 2015, included herein. Our report contains an explanatory paragraph that states the interim combined statement of comprehensive income, changes in equity, and cash flows of the Endesa Américas for the nine-month period ended September 30, 2014 were not audited by us, accordingly, we do not express an opinion on them. Our report also draws attention to Notes 1 and 2 to the interim combined financial statements, which describes their basis of preparation, including the approach to and the purpose for preparing them.

/s/ KPMG
KPMG Auditores Consultores Ltda. Santiago, Chile March 28, 2016

KPMG Auditores Consultores Ltda, a Chilean limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. All rights reserved.